February 14, 2001







Securities and Exchange Commission

Washington DC 20549



Gentlemen:



Pursuant to the requirements of the Securities Exchange Act

of 1934 we are transmitting herewith the attached Schedule

13G amendment.



Sincerely,







F. Scott Koonce

President

Koonce Securities Inc.

6550 Rock Spring Drive

Suite 600

Bethesda MD 20817







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Schedule 13G/A



(Amendment No. 12)



HICKOK INCORPORATED IRS # 34-0288470



CLASS A $1.00 PAR VALUE



CUSIP 428830103







ITEM #1

NAME OF REPORTING PERSON

S.S. OR IRS NUMBER OF ABOVE PERSON



Koonce Securities Inc.

Tax ID 52-1175998





ITEM #2



NOT APPLICABLE







ITEM #3

SEC USE ONLY







ITEM #4

CITIZENSHIP OF PLACE OF ORGANIZATION



Maryland







ITEM #5

SOLE VOTING POWER



133,839







ITEM #6

SHARED VOTING POWER



80,200





ITEM #7

SOLE DISPOSITIVE POWER



133,839





ITEM #8

SHARED DISPOSITIVE POWER

80,200





ITEM #9

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



214,039



ITEM #10

NOT APPLICABLE





ITEM #11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9



27.71%





ITEM #12

TYPE OF REPORTING PERSON



BD

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







F. Sott Koonce

President

Koonce Securities, Inc.



February 14, 2001